Exhibit 10.6

LULULEMON ATHLETICA INC.
NOTICE OF GRANT OF PERFORMANCE SHARES

The Participant has been granted an award of Performance Shares (the “Award”) pursuant to the lululemon athletica inc. 2007 Equity Incentive Plan (the “Plan”) and the Performance Share Agreement attached hereto (the “Agreement”), as follows:

Participant:	____________________________	Employee ID:	_____________________
Grant Date:	____________________________	Grant No.:	_____________________
Target Number of Performance Shares:	______________________, subject to adjustment as provided by the Agreement.
Pre-Tax Operating Income Target:	________________
Performance Period:	Company fiscal years ______, ______ and ______ (beginning ________________ and ending ________________).
Performance Share Vesting Date:
________________, except as provided by the Agreement. In addition, and not withstanding anything in the Agreement to the contrary, if the Board has not certified the level of attainment of Pre-Tax Operating Income during the Performance Period prior to the date set forth in the preceding sentence, then the “Performance Share Vesting Date” shall be the date on which such certification occurs.

Vested Performance Shares:
Provided that the Participant’s Service has not terminated prior to the Performance Share Vesting Date, except as provided by the Agreement, on the Performance Share Vesting Date the number of Vested Performance Shares (not to exceed the Maximum Number of Performance Shares) shall be determined by multiplying the Target Number of Performance Shares by the Pre-Tax Operating Income Multiplier (as defined by the Agreement).

Settlement Date:
Except as otherwise provided in the Agreement, as soon as practicable on or after the Performance Share Vesting Date (or such other date on which the Award vests pursuant to Sections 5.4 or 8 of the Agreement), but in any event no later than seventy four (74) days following such date.

By their signatures below, the Company and the Participant agree that the Award is governed by this Notice and by the provisions of the Plan and the Agreement, both of which are made a part of this document. The Participant acknowledges receipt of a copy of the Plan, the Agreement and the prospectus for the Plan, represents that the Participant has read and is familiar with the provisions of the Plan and the Agreement, and hereby accepts the Award subject to all of their terms and conditions.

LULULEMON ATHLETICA INC.
By: ______________
John E. Currie

Address:        1818 Cornwall Avenue
Vancouver, British Columbia
Canada, V6J 1C7

ATTACHMENTS:	Performance Share Agreement

LULULEMON ATHLETICA INC.
PERFORMANCE SHARE AGREEMENT

lululemon athletica inc. has granted to the Participant named in the Notice of Grant of Performance Shares (the “Grant Notice”) to which this Performance Share Agreement (the “Agreement”) is attached an Award consisting of Performance Shares subject to the terms and conditions set forth in the Grant Notice and this Agreement. The Award has been granted pursuant to the lululemon athletica inc. 2007 Equity Incentive Plan (the “Plan”), as amended to the Grant Date, the provisions of which are incorporated herein by reference. By signing the Grant Notice, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with the Grant Notice, this Agreement, the Plan and a prospectus for the Plan (the “Plan Prospectus”) in the form most recently prepared in connection with the registration with the Securities and Exchange Commission of shares issuable pursuant to the Plan, (b) accepts the Award subject to all of the terms and conditions of the Grant Notice, this Agreement and the Plan and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Grant Notice, this Agreement or the Plan. The Participant also acknowledges and agrees that the purpose of this grant of Performance Shares is to compensate the Participant in exchange for contributions made while actively at work. Accordingly, vesting will be deferred for periods of leave in accordance with Section 5.2 below.
1.DEFINITIONS AND CONSTRUCTION.
1.1    Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Grant Notice or the Plan.
(a)“Pre-Tax Operating Income” means the earnings before other income and taxes as reported in the Consolidated Statements of Operations of the Company for the fiscal year of the Company coinciding with the Performance Period.
(b)“Pre-Tax Operating Income Multiplier” means a number determined as follows:

Percentage of Pre-Tax Operating Income Target Achieved	Pre-Tax Operating Income Multiplier
Less than 85%	0.00%
85%	50.00%
100%	100.00%
Equal to or greater than 115%	150.00%
The Pre-Tax Operating Income Multiplier for percentages of Pre-Tax Operating Income Target achieved falling between the percentages set forth in the table above shall be determined by linear interpolation.
(c)“Common Shares” mean shares of Stock issued in settlement of the Award.
(d)“Insider Trading Policy” means the written policy of the Company pertaining to the sale, transfer or other disposition of the Company’s equity securities by members of the Board, Officers or other employees who may possess material, non-public information regarding the Company, as in effect at the time of a disposition of any Common Shares.

(e)“Performance Share” means a right to receive on the Settlement Date one (1) Common Share, subject to further restrictions as provided by this Agreement.
(f)“Retirement” means a Participant’s termination of service with the Company or any Affiliate (other than a termination for Cause) after the earlier of (i) the Participant’s completion of twenty five (25) years of such service or (ii) the date on which the Participant reaches at least the age 55 and has completed at least ten (10) years of such service.
(g)“Section 409A” means Section 409A of the Code and any applicable regulations or administrative guidelines promulgated thereunder.
(h)“Section 409A Deferred Compensation” means compensation payable pursuant to the Award granted to a Participant subject to United States income taxation that constitutes nonqualified deferred compensation for purposes of Section 409A.
1.2    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
2.ADMINISTRATION.
All questions of interpretation concerning the Grant Notice, this Agreement and the Plan shall be determined by the Board. All determinations by the Board shall be final and binding upon all persons having an interest in the Award. Any executive officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided such executive officer has apparent authority with respect to such matter, right, obligation, or election. The Company intends that the Award comply with Section 409A (including any amendments or replacements of such section), and the provisions of this Agreement shall be construed and administered in a manner consistent with this intent.
3.THE AWARD.
3.1    Grant of Performance Shares. On the Grant Date, the Participant shall acquire, subject to the provisions of this Agreement, a right to receive a number of Performance Shares which shall not exceed the Maximum Number of Performance Shares set forth in the Grant Notice, subject to adjustment as provided in Section 9. The number of Performance Shares, if any, ultimately earned by the Participant, shall be that number of Performance Shares which become Vested Performance Shares.
3.2    No Monetary Payment Required. The Participant is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the Performance Shares or the Common Shares issued upon settlement of the Performance Shares, the consideration for which shall be past services actually rendered and/or future services to be rendered to the Company (or any Affiliate) or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to the Company (or any Affiliate) or for its benefit having a value not less than the par value of the Common Shares issued upon settlement of the Performance Shares.

4.CERTIFICATION OF THE BOARD.
4.1    Level of Pre-Tax Operating Income Attained. As soon as practicable following completion of the Performance Period, and in any event prior to the Performance Share Vesting Date, the Board shall certify in writing the level of attainment of Pre-Tax Operating Income during the Performance Period and the resulting number of Performance Shares which shall become Vested Performance Shares on the Performance Share Vesting Date, subject to the Participant’s continued Service until the Performance Share Vesting Date, except as otherwise provided by Section 5. The Company shall promptly notify the Participant of the determination by the Board.
4.2    Adjustment to Pre-Tax Operating Income for Extraordinary Items. The Board shall adjust Pre-Tax Operating Income, as it deems appropriate, to exclude the effect (whether positive or negative) of any of the following occurring after the grant of the Award: (a) a change in accounting standards required by generally accepted accounting principles or (b) any extraordinary, unusual or nonrecurring item. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Pre-Tax Operating Income in order to prevent the dilution or enlargement of the Participant’s rights with respect to the Award.
5.VESTING OF PERFORMANCE SHARES.
5.1    In General. Except as provided by this Section 5 and Section 8, the Performance Shares shall vest and become Vested Performance Shares as provided in the Grant Notice and certified by the Board.
5.2    Effect of Leave of Absence. Unless otherwise required by law, in the event that the Participant has taken in excess of thirty (30) days in a leave or leaves of absence during the period beginning on the Grant Date and ending on the Performance Share Vesting Date, the Performance Share Vesting Date will be deferred for a period of time equal to the duration of such leave or leaves of absence.
5.3    Termination for Cause or Voluntary Termination. In the event of the termination of the Participant’s service with the Company or any Affiliate for Cause or for any other reason other than death, Disability, Retirement or termination by the Company without Cause prior to the Performance Share Vesting Date, the Participant shall, subject to applicable laws, forfeit and the Company shall automatically reacquire all of the Performance Shares subject to the Award. The Participant shall not be entitled to any payment for such forfeited Performance Shares.
5.4    Termination by Reason of Death. In the event of the death prior to the Performance Share Vesting Date, then on the date of such death a number of Performance Shares shall become Vested Performance Shares equal to 100% of the Target Number of Performance Shares.
5.5    Termination by Reason of Disability. In the event of the termination of the Participant’s service with the Company or any Affiliate by reason of Disability prior to the Performance Share Vesting Date, then on the Performance Share Vesting Date a number of Performance Shares shall become Vested Performance Shares equal to that number of Performance Shares that would have become Vested Performance Shares had no such termination of service occurred.
5.6    Termination Without Cause.
(a)In the event of the termination of the Participant’s service with the Company or any Affiliate without Cause more than twelve months before the end of the Performance Period, the Participant shall forfeit and the Company shall automatically reacquire all of the Performance Shares subject to the Award, subject to applicable laws. The Participant shall not be entitled to any payment for such forfeited Performance Shares.
(b)In the event of the termination by the Company of the Participant’s service with the Company or any Affiliate without Cause less than or equal to twelve months before the end of the Performance Period, then on the Performance Share Vesting Date the number of Performance Shares that shall become Vested Performance Shares shall be determined by multiplying (i) that number of Performance Shares that would have become Vested Performance Shares had no such termination occurred by (ii) a percentage equal to the ratio of the number of full months of the Participant’s service with the Company or any Affiliate during the Performance Period to the number of full months contained in the Performance Period.
(c)Termination of the Participant’s service with the Company or any Affiliate without Cause shall be considered to have occurred on the date on which any notice of termination given by the Company or any Affiliate, as the case may be, is stated to be effective (notwithstanding any statutory, contractual or common law period of notice of termination or compensation in lieu of such notice, to which the Participant may be entitled). For greater certainty, the Participant’s service with the Company or any Affiliate shall not include any period following termination of employment during which the Participant is in receipt of, or entitled to receive, statutory, contractual or common law notice of termination or any compensation in lieu of such notice.
5.7    Termination by Reason of Retirement. In the event of the termination of the Participant’s service with the Company or any Affiliate by reason of Retirement prior to the Performance Share Vesting Date, then on the Performance Share Vesting Date the number of Performance Shares that shall become Vested Performance Shares shall be determined by multiplying (a) that number of Performance Shares that would have become Vested Performance Shares had no such termination occurred by (b) a percentage equal to the ratio of the number of full months of the Participant’s service with the Company or any Affiliate during the Performance Period to the number of full months contained in the Performance Period.
5.8    Forfeiture For Violations of Non-Compete and/or Non-Solicitation Agreements. Notwithstanding anything in Sections 5.5, 5.6(b), or 5.7 to the contrary, if, following the Participant’s termination of service, the Participant violates any provision contained in a written service or other agreement applicable to the Participant (or any other written Company policy of general application) relating to the prohibition of the Participant from engaging in activities which would violate any legally enforceable non-compete or non-solicitation clause or rule prior to the Performance Share Vesting Date, then all of the Performance Shares shall be treated as unvested and forfeited as of the date on which such violation occurs. In addition, effective upon any violation described above, any Performance Shares which have become Vested Performance Shares following the Participant’s termination of service shall be forfeited by the Participant and any Common Shares retained by such Participant shall be returned to the Company or, if the Participant no longer retains such shares because the Participant has disposed of the shares (including, but not limited to shares subject to Section 7.2), then the Participant shall remit the Fair Market Value of the shares on the date the Participant disposed of them.
5.9    Forfeiture of Unvested Performance Shares. Except as otherwise provided by this Section 5 or Section 8, on the Performance Share Vesting Date, the Participant shall forfeit and the Company shall automatically reacquire all Performance Shares subject to the Award which have not become Vested Performance Shares. The Participant shall not be entitled to any payment for such forfeited Performance Shares.

6.SETTLEMENT OF THE AWARD.
6.1    Issuance of Common Shares. Subject to the provisions of Section 6.3 below, the Company shall issue to the Participant on the Settlement Date with respect to each Vested Performance Share one (1) Common Share. Common Shares issued in settlement of Performance Shares shall be subject to any restrictions as may be required pursuant to Section 6.3, Section 7 or the Insider Trading Policy.
6.2    Beneficial Ownership of Common Shares; Certificate Registration. The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Company has notice any or all Common Shares acquired by the Participant pursuant to the settlement of the Award. Except as otherwise provided by this Section 6.2, a certificate for the Common Shares as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.
6.3    Restrictions on Grant of the Award and Issuance of Common Shares. The grant of the Award and issuance of Common Shares upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state law or foreign law with respect to such securities. No Common Shares may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations including, without limitation the requirements any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any Common Shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
6.4    Fractional Shares. The Company shall not be required to issue fractional Common Shares upon the settlement of the Award. Any fractional share resulting from the determination of the number of Vested Performance Shares shall be rounded up to the nearest whole number.
7.TAX MATTERS.
7.1    Responsibility for Taxes. Notwithstanding any contrary provision of this Agreement, the Company shall have no obligation to process the settlement of the Award or to deliver Common Shares unless and until satisfactory arrangements (as determined by the Company) will have been made by Participant with respect to the payment of income, employment, social insurance, National Insurance Contributions, payroll tax, fringe benefit tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant including, without limitation, in connection with the grant, vesting or settlement of the Award, the subsequent sale of Common Shares acquired under the Plan and/or the receipt of any dividends on such Common Shares which the Company determines must be withheld (“Tax-Related Items”). If Participant fails to make satisfactory arrangements for the payment of any required Tax-Related Items hereunder at the time of the Award settlement, Participant acknowledges and agrees that the Company may refuse to deliver the Common Shares if such amounts are not delivered at the time of settlement. Participant authorizes the Company and/or the Affiliate to withhold any Tax-Related Items legally payable by Participant from his or her wages or other cash compensation paid to Participant by the Company and/or the Affiliate or from proceeds of the sale of Common Shares. Further, if Participant is subject to tax in more than one jurisdiction between the date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges and agrees that the Company and/or

Affiliate employer, or former employer, as applicable, may be required to withhold or account for tax in more than one jurisdiction. Regardless of any action of the Company or the Affiliate, Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Affiliate. Participant further acknowledges that the Company and the Affiliate (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.
7.2    Withholding in Common Shares. Subject to applicable law, the Company shall require the Participant to satisfy Tax-Related Items by deducting from the Common Shares otherwise deliverable to the Participant in settlement of the Award a number of whole Common Shares having a fair market value, as determined by the Company as of the date on which the tax withholding obligations arise, not in excess of the amount of such Tax-Related Items determined by the applicable minimum statutory withholding rates.
8.CHANGE IN CONTROL.
8.1    Acceleration of Vesting Upon a Change in Control. In the event of the consummation of a Change in Control prior to the Performance Share Vesting Date, the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”), may assume or continue the Company’s rights and obligations with respect to outstanding Awards or substitute for outstanding Awards substantially equivalent rights with respect to the Acquiror’s stock. For purposes of this Section 8.1, an Award shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, for each Performance Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of stock of the Company on the effective date of the Change in Control was entitled for each Performance Share subject to an Award. In the event that the Acquiror elects not to assume, continue or substitute for the outstanding Awards in connection with a Change in Control, the vesting of 100% of the Target Number of Performance Shares shall be accelerated in full and such Performance Shares shall be deemed Vested Performance Shares effective as of the date of the Change in Control, provided that the Participant’s service with the Company or any Affiliate has not terminated prior to the Change in Control. In settlement of the Award, the Company shall issue to the Participant one (1) Common Share for each Vested Performance Share determined in accordance with this Section 8.1. The vesting of Performance Shares and settlement of the Award that was permissible solely by reason of this Section 8.1 shall be conditioned upon the consummation of the Change in Control. Notwithstanding the foregoing, the Board may, in its discretion, determine that upon a Change in Control, each Award outstanding immediately prior to the Change in Control shall be canceled in exchange for payment with respect to 100% of the Target Number of Performance Shares subject to such Award in (a) cash, (b) stock of the Company or the Acquiror or (c) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of stock in the Change in Control for each such Performance Share (subject to any required tax withholding). Such payment shall be made as soon as practicable following the Change in Control.

8.2    Termination After Change in Control. Notwithstanding anything in this Agreement to the contrary, if the Participant’s service with the Company ceases as a result of a Termination After Change in Control (as defined below), the Target Number of Performance Shares shall become Vested Performance Shares and the Award shall be settled promptly following such event.
(a)“Termination After Change in Control” shall mean either of the following events occurring within two (2) years after a Change in Control:
(i)Termination by the Company (or its successor) of the Participant’s service with the Company or such successor without Cause; or
(ii)The Participant’s resignation for Good Reason (as defined below) within ninety (90) days of the Participant first becoming aware of the event constituting Good Reason provided the Participant has provided the Company (or its successor) notice of such condition and the opportunity to cure the event. Notwithstanding any provision herein to the contrary, Termination After Change in Control shall not include any termination of the Participant’s service with the Company (or its successor) which (A) is for Cause; (B) is a result of the Participant’s death or disability; (C) is a result of the Participant’s voluntary termination of such relationship other than for Good Reason; or (D) occurs prior to the effectiveness of a Change in Control.
(b)“Good Reason” shall mean any one or more of the following:
(i)Without the Participant’s written consent, a material adverse change in the Participant’s duties and responsibilities as compared to the Participant’s duties and responsibilities immediately prior to the Change in Control;
(ii)Without the Participant’s written consent, the relocation of the Participant’s principal place of service to a location that is more than fifty (50) miles from the Participant’s principal place of service immediately prior to the date of the Change in Control, or the imposition of travel requirements substantially more demanding of the Participant than such travel requirements existing immediately prior to the date of the Change in Control; or
(iii)Any failure by the Company (or its successor) to pay, or any material reduction by the Company of, (A) the Participant’s base salary in effect immediately prior to the date of the Change in Control (unless reductions comparable in amount and duration are concurrently made for all other employees of the Company (or its successor) with responsibilities, organizational level and title comparable to the Participant’s), or (B) the Participant’s bonus compensation, if any, in effect immediately prior to the date of the Change in Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by the Participant).
9.ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE.
Subject to any required action by the stockholders of the Company, in the event of any change in the Shares effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Shares (excepting normal cash dividends) that has a material effect on the Fair Market Value of the Shares, appropriate adjustments shall be made by the Board in the number of Performance Shares and/or the number and kind of shares to be issued in settlement of the Award, in order to prevent dilution or enlargement of the Participant’s rights under the Award. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number. Such adjustments shall be determined by the Board, and its determination shall be final, binding and conclusive.
10.RIGHTS AS A STOCKHOLDER.
The Participant shall have no rights as a stockholder with respect to any Common Shares which may be issued in settlement of this Award until the date of the issuance of a certificate for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 9.
11.LEGENDS.
The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing Common Shares issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to this Award in the possession of the Participant in order to carry out the provisions of this Section.
12.COMPLIANCE WITH SECTION 409A.
It is intended that any election, payment or benefit which is made or provided pursuant to or in connection with this Award that may result in Section 409A Deferred Compensation shall comply in all respects with the applicable requirements of Section 409A (including applicable proposed regulations, transition rules or other administrative guidance thereunder, as determined by the Board in good faith) to avoid the unfavorable tax consequences provided therein for non‑compliance. In connection with effecting such compliance with Section 409A, the following shall apply:
12.1    Required Delay in Payment to Specified Employee. If the Participant is a “specified employee” of a publicly traded corporation as defined under Section 409A(a)(2)(B)(i) of the Code, unless subject to an applicable exception under Section 409A, any payment of Section 409A Deferred Compensation in connection with a “separation from service” (as determined for purposes of Section 409A) shall not be made until six (6) months after the Participant’s separation from service (the “Section 409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the Section 409A Deferral Period, to the extent permitted under Section 409A, the payments of Section 409A Deferred Compensation which would otherwise have been made in the Section 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the Section 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.
12.2    Other Delays in Payment. Neither the Participant nor the Company shall take any action to accelerate or delay the payment of any benefits under this Agreement in any manner which would not be in compliance with Code Section 409A (including any transition or grandfather rules thereunder). Notwithstanding the foregoing:
(a)If any payment is due to the Participant upon a Change in Control but such Change in Control does not constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as defined in Section 409A(a)(2)(A)

(v), then such payment which constitutes Section 409A Deferred Compensation shall be deferred until another permissible payment event contained in Section 409A occurs (e.g., death, disability, separation from service from the Company and its affiliated companies as defined for purposes of Section 409A).
(b)If any payment is due to the Participant upon the Participant’s termination of service but such termination of service does not constitute a “separation from service” as defined in Section 409A(a)(2)(A)(i), then such payment which constitutes Section 409A Deferred Compensation shall be deferred until another permissible payment event contained in Section 409A occurs.
(c)If any payment is due to the Participant upon the Participant’s becoming disabled but such disability does not meet the requirements of a disability under Section 409A(a)(2)(C), then such payment which constitutes Section 409A Deferred Compensation shall be deferred until another permissible payment event contained in Section 409A occurs.
12.3    Amendments to Comply with Section 409A; Indemnification. Notwithstanding any other provision of this Agreement to the contrary, the Company is authorized to amend this Agreement, to void or amend any election made by the Participant under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by the Company, in its discretion, to be necessary or appropriate to comply with Section 409A (including any transition or grandfather rules thereunder) without prior notice to or consent of the Participant. The Participant hereby releases and holds harmless the Company, its directors, officers and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by the Participant in connection with the Award, including as a result of the application of Section 409A.
12.4    Advice of Independent Tax Advisor. The Company has not obtained a tax ruling or other confirmation from the Internal Revenue Service with regard to the application of Section 409A to the Award, and the Company does not represent or warrant that this Agreement will avoid adverse tax consequences to the Participant, including as a result of the application of Section 409A to the Award. The Participant hereby acknowledges that he or she has been advised to seek the advice of his or her own independent tax advisor prior to entering into this Agreement and is not relying upon any representations of the Company or any of its agents as to the effect of or the advisability of entering into this Agreement.
13.SERVICE CONDITIONS. In accepting the Award, the Participant acknowledges and agrees that:
(a)    Any notice period mandated under applicable law shall not be treated as Service for the purpose of determining the vesting of the Award; and the Participant’s right to vesting of Common Shares in settlement of the Award after termination of Service, if any, will be measured by the date of termination of the Participant’s active Service and will not be extended by any notice period mandated under applicable laws. Subject to the foregoing and the provisions of the Plan, the Company, in its sole discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.
(b)    The Plan is established voluntarily by the Company. It is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement.
(c)    The grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted repeatedly in the past.

(d)    All decisions with respect to future Award grants, if any, will be at the sole discretion of the Company.
(e)    The Participant’s participation in the Plan shall not create a right to further Service with the Company or an Affiliate and shall not interfere with the ability of with the Company or Affiliate to terminate the Participant’s Service at any time, with or without cause, subject to applicable laws.
(f)    The Participant is voluntarily participating in the Plan.
(g)    The Award is an extraordinary item that does not constitute compensation of any kind for Service of any kind rendered to the Company or Affiliate and which is outside the scope of the Participant’s employment contract, if any.
(h)    The Award is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
(i)    In the event that the Participant is not an employee of a the Company or Affiliate, the Award grant will not be interpreted to form an employment contract or relationship with such entity that does not otherwise exist.
(j)    The future value of the underlying Common Shares is unknown and cannot be predicted with certainty. The value of the Common Shares may increase or decrease.
(k) No claim or entitlement to compensation or damages arises from termination of the Award or diminution in value of the Award or Common Shares and the Participant irrevocably releases the Company and Affiliates from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such a claim.
14.DATA PRIVACY CONSENT. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this document by the Company for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company holds certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Common Shares or directorships held in the Company, details of all Awards or any other entitlement to Common Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different including less stringent data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Common Shares acquired pursuant to the Award. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. The Participant understands, however, that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Participant’s local human resources representative.
15.MISCELLANEOUS PROVISIONS.
15.1    Termination or Amendment. The Board may terminate or amend the Plan or this Agreement at any time; provided, however, that except as provided in Section 8 in connection with a Change in Control, no such termination or amendment may adversely affect the Participant’s rights under this Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law or government regulation, including, but not limited to, Section 409A. No amendment or addition to this Agreement shall be effective unless in writing.
15.2    Nontransferability of the Award. Prior the issuance of Common Shares, neither this Award nor any Performance Shares subject to this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.
15.3    Unfunded Obligation. The Participant shall have the status of a general unsecured creditor of the Company. Any amounts payable to the Participant pursuant to the Award shall be an unfunded and unsecured obligation for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Board or the Company and the Participant, or otherwise create any vested or beneficial interest in the Participant or the Participant’s creditors in any assets of the Company. The Participant shall have no claim against the Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Award.
15.4    Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
15.5    Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.
15.6    Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company or any Affiliate, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature to the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.
(a)Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, the Participant may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.
(b)Consent to Electronic Delivery. The Participant acknowledges that the Participant has read Section 15.6(a) of this Agreement and consents to the electronic delivery of the Plan documents and Grant Notice, as described in Section 15.6(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 15.6(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 15.6(a).
15.7    Country-Specific Terms and Conditions. Notwithstanding any other provision of this Agreement to the contrary, the Award shall be subject to the specific terms and conditions, if any, set forth in the Appendix to this Agreement which are applicable to the Participant’s country of residence, the provisions of which are incorporated in and constitute part of this Agreement. Moreover, if the Participant relocates to one of the countries included in the Appendix, the specific terms and conditions applicable to such country will apply to the Award to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with applicable laws or facilitate the administration of the Plan or this Agreement.
15.8    Integrated Agreement. The Grant Notice, this Agreement and the Plan shall constitute the entire understanding and agreement of the Participant and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Participant and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Grant Notice and the Agreement shall survive any settlement of the Award and shall remain in full force and effect.
15.9    Applicable Law. This Agreement shall be governed by the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within the State of Delaware.
15.10    Counterparts. The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ADDITIONAL TERMS AND CONDITIONS OF
LULULEMON ATHLETICA INC.
PERFORMANCE SHARE AGREEMENT
UNDER THE
LULULEMON ATHLETICA INC. 2007 EQUITY INCENTIVE PLAN

This Appendix includes additional terms and conditions that govern the Performance Shares granted to the Participant under the Plan if the Participant resides in one of the countries listed below. Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.
The Participant understands and agrees that the Company strongly recommends that the Participant not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because applicable rules and regulations regularly change, sometimes on a retroactive basis, and the information may be out of date at the time the Performance Shares vests or the Shares are issued under the Plan.

The Participant further understands and agrees that if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, transfer employment after grant of the Participant, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Participant, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.
CHINA
Terms and Conditions
Mandatory Immediate Sale upon Issuance of Common Shares.

Notwithstanding any provisions in the Plan to the contrary, unless the Company determines otherwise the Common Shares share be immediately sold upon issuance following the settlement of the Award. A broker, agent or other third party approved by the Company will immediately sell all of such Common Shares, use the proceeds to pay any applicable fees and/or taxes and remit the balance to the Participant in cash.

Notification
Special Administration in China.

The grant of the Award, and the Grantee’s ability to receive Common Shares upon settlement of the Award shall all be contingent upon the Company or the Affiliate obtaining approval from SAFE for the related foreign exchange transaction and the establishment of a SAFE-approved bank account. The receipt of funds by the Participant from the sale of the Common Shares and the conversion of those funds to the local currency must be approved by SAFE.  In order to comply with the SAFE regulations, the proceeds from the sale of the Common Shares must be repatriated into China through a SAFE-approved bank account set up and monitored by the Company.  The Participant may contact his or her local HR office for more details about the SAFE approved bank account.

HONG KONG
Notification

Securities Law Notice
The Performance Shares and Common Shares issued upon settlement of the Performance Shares do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company. The Agreement, including this Appendix, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. Nor have the documents been reviewed by any regulatory authority in Hong Kong. The Performance Shares are intended only for the personal use of each eligible employee of the Company or its Affiliates and may not be distributed to any other person. If the Participant is in any doubt about any of the contents of the Agreement, including this Appendix, or the Plan, the Participant should obtain independent professional advice.
UNITED KINGDOM
Terms and Conditions
Tax Reporting and Payment Liability.
The following provision supplements Section 7 (Responsibility for Taxes) of the Agreement:
The Participant agrees that the Company or the Employer may calculate the Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right the Participant may have to recover any overpayment from relevant U.K. tax authorities. If payment or withholding of any income tax liability arising in connection with the Participant's participation in the Plan is not made by the Participant to the Employer within ninety (90) days of the event giving rise to such income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), The Participant understands and agrees that the amount of any uncollected income tax will constitute a loan owed by the Participant to the Employer, effective on the Due Date. The Participant understands and agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs, it will be immediately due and repayable by the Participant, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in the Plan and/or this Agreement. Notwithstanding the foregoing, the Participant understands and agrees that if they are a director or an executive officer of the Company (within the meaning of such terms for purposes of Section 13(k) of the Exchange Act), they will not be eligible for such a loan to cover the income tax liability. In the event that the Participant is a director or executive officer and the income tax is not collected from or paid by the Participant by the Due Date, The Participant understands that the amount of any uncollected income tax will constitute an additional benefit to the Participant on which additional income tax and National Insurance Contributions will be payable. The Participant understands and agrees that they will be responsible for reporting and paying any income tax due on this additional benefit directly to Her Majesty’s Revenue and Customs under the self-assessment regime and for reimbursing the Company or the Employer (as appropriate) for the value of any primary and (to the extent legally possible) secondary class 1 national insurance contributions due on this additional benefit which the Company or the Employer may recover from the Participant by any of the means referred to in the Plan and/or this Agreement.
Notwithstanding the foregoing, if Participant is an executive officer or director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the provision above will not apply. In the event that Participant is an executive office or director and income tax is not collected from or paid by Participant by the Due Date, the amount of any uncollected income tax will constitute a benefit to Participant on which additional income tax and National Insurance Contributions (“NICs”) (including Employer's NICs, as defined below) may be payable. Participant understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company and/or the Employer (as appropriate) for the value of any NICs due on this additional benefit.
Notification
Securities Disclaimer. Neither this Agreement nor Appendix is an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the Plan. The Plan and the Performance Shares are exclusively available in the UK to bona fide employees and former employees and any other UK Subsidiary.
TAIWAN
Notification
Securities Disclaimer. Neither the Plan nor the Performance Shares are registered in Taiwan with the Securities and Futures Bureau or subject to the securities laws of Taiwan.